Exhibit 10.34

BOWMAYNE PTY. LTD. A.C.N. 126 501 755

(“the Lessor”)

and

UNIVERSAL BIOSENSORS PTY. LTD. A.B.N. 35 098 234 309

(“the Lessee”)

DEEP OF EXTENSION AND VARIATION OF LEASE

Premises at 1 Corporate Avenue, Rowville, Vic 3178

MICHAEL SNIDER
SOLICITOR
P.O. Box 325
ELSTERNWICK 3185

Telephone:	9523 8046
Facsimile:	9532 7737
Email:	rodlar@optusnet.com.au

DEED OF EXTENSION AND VARIATION OF LEASE

THIS DEED made the 24th day of MARCH 2014

BETWEEN

BOWMAYNE PTY. LTD. A.C.N. 126 501 755

152 Chapel Street, St. Kilda Vic 3182

(“the Lessor”) of the first part

AND:

UNIVERSAL BIOSENSORS PTY. LTD. A.B.N. 35 098 234 309

1 Corporate Avenue, Rowville, Vic 3178

(“the Lessee”) of the second part

WHEREAS:

A.	By a Lease dated the 16th October, 2006 made between Heyram Properties Pty. Ltd. A.C.N. 067 342 385 (“the original Lessor”) and the Lessee (“the Lease”) a copy of which is attached hereto, for the consideration therein mentioned the original Lessor agreed to let and the Lessee agreed to lease the Premises at the Building, 1 Corporate Avenue, Rowville, Vic 3178 (excluding area leased for the telecommunications aerial) and more particularly described in the Lease ( “the Premises”) to be held by the Lessee as Lessee for the term of Seven (7) years and five (5) months, which term commenced on the 1st November, 2006 and terminates on 31st March, 2014 at the rent and subject to the covenants conditions and restrictions more particularly referred to in the Lease; and

B.	The Lessor is the successor in title to the original Lessor.

C.	The Lessee has exercised its option pursuant to Clause 6.6 of the Lease to lease the Premises for a further term of Five (5) years commencing on the 1st April, 2014 and terminating on the 31st March, 2019 (“the Further Term”).

D.	The Lessee has requested and the Lessor has agreed to grant to the Lessee additional Two (2) further terms of Five (5) years each.

E.	The Lessor has agreed to let and the Lessee has agreed to lease the Premises for the Further Term at the rent and subject to the covenants and provisions hereinafter reserved and expressed; and

F.	The Lessor and the Lessee have agreed one with the other to vary the Lease in the manner hereinafter provided; and

NOW THIS DEED WITNESSETH AS FOLLOWS:-

1.	Further Term, Rent and Variation

In consideration of the rent hereinafter reserved and the covenants on the part of the Lessee hereinafter contained the Lessor DOTH HEREBY LEASE the Premises to the Lessee to be held by the Lessee upon and subject to the same covenants terms conditions and provisions contained in the Lease and with such modifications as set out herein and effected by this Deed.

1.1	The Lessor and the Lessee hereby acknowledge and agree that Clauses 9. 10. 14. and 15. of the Lease shall be deemed to be deleted.

1.2.	The Lessor and the Lessee hereby acknowledge and agree that a new Clause 16 is added into the Lease as follows:-

16.	Landlord’s Contribution

(i)	The Lessor hereby agrees with the Lessee to make a contribution to the Lessee’s cost of installing energy efficient led lighting in the Premises (“the works”).

(ii)	The Lessor’s contribution shall be a fixed amount of $ 70,665.00 inclusive of GST (“the contribution”).

(iii)	The Lessor shall at its sole discretion make the contribution by either -

(a)	payment direct to the Lessee’s contractors within fourteen (14) days after the Lessor has received an itemized Tax Invoice from the Lessee and the Lessor is reasonably satisfied that the works have been installed in the Premises; or

(b)	by crediting the Lessee’s rental account by the amount of the contribution.

(iv)	The Lessor hereby agrees to notify the Lessee in writing on which basis it will make the contribution within seven (7) days of the Lessee notifying the Lessor in writing that the works have been completed.

(v)	The Lessee’s works to which the contribution has been made by the Lessor shall at all times be and remain the property of the Lessor.

1.3	The Lessor and the Lessee hereby acknowledge and agree that items of the Schedule of the Lease as set out herein are hereby amended and varied as follows:-

4. Term:	Five (5) years

5. Commencement Date:	1st April, 2014

6. Rental:	$ 530,000.00 plus GST per annum

10. Further Terms:	Three (3) further terms of Five (5) years each

13. Last Day For Exercise Option:	1st January, 2019

1.4	The Lessor and the Lessee hereby acknowledge and agree that Clause 2.8 of Appendix A shall be amended as follows:-

2.8	The Valuer must determine a current market rent no more than 20% higher and not less than 10% lower than the rental immediately before the review.

1.5	The Lessee covenants and agrees on the signing of this Deed to provide a replacement Bank Guarantee for $ 250,000.00 in the form of the existing Bank Guarantee held by the Lessor but with an expiry date of 1st July, 2019. The Lessor hereby covenants and agrees to simultaneously return to the Lessee the existing Bank Guarantee on receipt of the replacement Bank Guarantee.

2.	Covenants applicable to the Further Term

The Lessee shall hold the Lease for the First Further Term subject to the like exceptions and reservations as are contained in the Lease and subject to the like covenants and agreements on the part of the Lessee and the like provisions for re-entry in the case of non-payment of rent or breach of covenant, or the happening of any of the other events in the Lease in that behalf mentioned and with the benefit of the like covenants and agreements on the part of the Lessor and subject to and with the like provisions and conditions in all respects as are contained in the Lease in like manner as if all such covenants agreements conditions and provisions had been repeated herein with such modifications only as the provisions of this Deed and the term of the Lease and any other circumstances may require.

3.	Performance of the Lease

Subject only to the variations herein contained and such other alterations (if any) as may be necessary to make the Lease consistent with this Deed the Lease shall remain in full force and effect and shall be read and construed and be enforceable as if the terms of this Deed were inserted therein by way of addition or substitution as the case may be.

The Lessor and Lessee covenant one with the other that they will perform and observe during the Further Term all such covenants agreements conditions and provisions contained in the Lease and confirmed by this Deed and which are on their respective parts required to be performed and observed.

4.	Retail Leases Act 2003

The Lessor and the Lessee acknowledge and confirm that the Retail Leases Act 2003 does not apply to the Lease or this Deed.

5.	Costs

Each party shall pay their own legal costs of and incidental to the preparation and execution of this Deed.

IN WITNESS WHEREOF the parties hereto have executed these presents the day and year first hereinbefore written.

EXECUTED by BOWMAYNE PTY. LTD. ACN 126 501 755
by being signed by the person who is authorized to sign for the Company in accordance with Section 127 of the Corporations

Sole Director and Sole Company Secretary

Louise Olenski

EXECUTED by UNIVERSAL BIOSENSORS PTY. LTD. A.B.N. 35 098 234 309

by being signed by the persons who are authorized to sign for the Company in accordance with Section 127 of the Corporations

	Director		Company Secretary

PAUL WRIGHT	Print Name	Cameron Billingsley	Print Name

HEYRAM PROPERTIES PTY. LTD.

A C N 067 342 385

(Lessor)

and

UNIVERSAL BIOSENSORS PTY LTD

ABN 35 098 234 309

(Lessee)

and

(Guarantor)

L E A S E

Premises: 1 Corporate Avenue Rowville, Victoria 3178

KAHNS LAWYERS

Level 9

341 Queen Street

MELBOURNE VIC 3000

Ref: JC:PF/06/7340

THIS LEASE is made on 16th October 2006

BETWEEN:	HEYRAM PROPERTIES PTY LTD ACN 067 342 385 of 1 Corporate Avenue Rowville Vic 3178	(“Lessor”)

AND:	UNIVERSAL BIOSENSORS PTY LTD ABN 35 098 234 309 of 103 Ricketts Road Mt Waverley Vic 3149	(“Lessee”)

RECITALS:

A.	The Lessor is registered as the proprietor of the Land on which the Premises is located.

B.	The Lessor has agreed to grant to the Lessee and the Lessee has agreed to take from the Lessor a lease of the Premises for the Term at the rental and subject to the covenants and conditions as hereinafter appearing.

1.	DEFINITIONS AND INTERPRETATION

In this Lease unless the context otherwise requires:

“Act” means the Retail Leases Act 2003.

“Building” means the building known as and situate at the place specified in Item 2 of the Schedule.

“chattels” means the items specified in the Schedule.

“Clause” means a clause in this Lease.

“Commencement Date” means the date specified in item 5 of the Schedule.

“Further Term” means the further term or terms specified in the Schedule.

“GST” means GST within the meaning of the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (as amended).

“Guarantor” means the guarantor referred to in the Schedule and his heirs executors administrators and assigns and if the Guarantor is a corporation its successors and permitted assigns.

“Land” means the land described in the Schedule.

“Lease” means this lease including any schedule, appendix and annexure hereto.

“Lessee” means the Lessee and his heirs executors administrators and assigns and if the Lessee is a corporation its successors and permitted assigns.

“Lessor” means the Lessor his successors and assigns or other person entitled to the reversion immediately expectant upon the termination of the Term and includes any person claiming through or under the Lessor.

“Lessor’s Fixtures” means all fixtures fittings plant equipment air-conditioning and ventilation equipment lifts and escalators (if any) partitions goods chattels or other items brought on to the Premises by the Lessor and shall exclude any equipment, partitions goods chattels or other items installed by the Lessee.

“Outgoings Year” means each 12 month period from 1 July to 30 June of the following year.

“Permitted Use” means the use specified in the Schedule.

“Premises” means the premises specified in the Schedule and includes the Lessor’s Fixtures provided that where the said premises form part of a building the premises shall not include the outside walls bounding the premises.

“rental” means the rental specified in the Schedule or as adjusted varied or reviewed from time to time and a reference to the word “rent” shall be a reference to the word rental and vice versa.

“Schedule” means the schedule to this Lease.

“Term” means the term specified in the Schedule.

Words importing the singular include the plural and vice versa and the masculine gender the feminine or neuter and vice versa and words importing persons include corporations and vice versa.

A person includes the legal personal representative successors and assigns of that person.

Where two or more Lessees are parties hereto the covenants obligations and agreements on their part herein contained refer to and shall bind them and any two or greater number of them jointly and each of them severally.

A reference to a statute includes all regulations under and amendments to that statute whether by subsequent statute or otherwise and statute passed in substitution for the statute referred to or incorporating any of its provisions.

Any headings or marginal notes have been inserted for guidance only and do not form part of this Lease.

2.	DEMISE

In consideration of the rents covenants and conditions hereinafter reserved and contained and on the part of the Lessee to be observed and performed the Lessor subject to the covenants conditions powers reservations and provisos herein contained HEREBY LEASES to the Lessee the Premises TOGETHER WITH the chattels described in the Schedule TO HOLD for the Term and at the rental set out in the Schedule.

3.	LESSEE’S POSITIVE COVENANTS

3.1	Rental

During the continuance of the Term the Lessee shall duly and punctually to pay to the Lessor the rental (together with GST) by the payments at the times and in the manner provided in the Schedule.

3.2	Review of Rental

The rental shall be reviewed at the times and in the manner provided in the Schedule.

3.3	Deductions

The Lessee shall not at any time deduct or set-off any monies payable or claimed by the Lessee to be payable by the Lessor from or against any rental or other monies payable by the Lessee to the Lessor pursuant to any of the provisions hereof.

3.4	Rates and Outgoings

3.4.1	The Lessee shall pay or at the election of the Lessor reimburse the Lessor for all the following proper and reasonable costs, expenses, rates, taxes, charges, assessment, impositions and the like with respect to this Lease and the Premises during the Term hereof (but excluding those items listed in clause 3.4.3):

(a)	all municipal and other rates taxes assessments and charges levies and impositions including water consumption, excess water charges and state land tax (assessed on the basis that the Land is the only land owned by the Lessor);

(b)	all telephone electricity gas and other like outgoings;

(c)	all reasonable costs, expenses and other outgoings incurred by the Lessor to repair and maintain the Premises and the Lessor’s Fixtures [where required by the Act];

(d)	any other rates taxes charges assessments or other impositions which shall during the term of this Lease or any extension thereof be imposed or charged in connection with the provision of any off street parking or other like service or the cost of construction thereof;

(e)	the insurance premiums referred to in Clauses 3.11 and 4.16 hereof;

(f)	all charges connected with the operation of the Lessee’s business on the Premises including all licence and inspection fees in respect thereof; and

(g)	any body corporate or like fees, charges levies or expenses payable by the Lessor in respect of the Premises.

(to be referred to as “Outgoings”) save that where the Act applies, the Lessor may only require payment or reimbursement by the Lessee of such rates, taxes, expenses and other outgoings as are not prohibited from recovery from the Lessee under the Act.

3.4.2	To the extent that any of the said costs, expenses, rates, taxes, charges, levies, assessments, impositions and the like shall not be separately assessed in respect of the Premises then the Lessee shall pay that proportion of the whole which the area of the Premises bears to the total area comprised in the relevant charge or assessment. Despite the foregoing the parties agree that the area occupied by the telecommunications tower pursuant to the telecommunications tower lease shall be disregarded and shall not be taken into account to reduce the Lessee’s liability to pay outgoings. To the extent that any such periodic costs, expenses, rates, taxes, charges, levies, impositions and the like are for a period not coinciding with the Term of this Lease then any appropriate adjustments shall be made at the commencement and at the end of the Term.

3.4.3	The following Outgoings shall be excluded:

(a)	capital expenditure by the Lessor on plant, machinery, equipment or structural repairs to the building (not caused by the Lessee’s fit out);

(b)	any liability or expenditure payable by or recoverable from some other lessee or lessees of the building or from any other person (such as income from a third party advertiser or telecommunications aerial);

(c)	any liability or expenditure recoverable by the Lessor through a claim on the Lessor’s insurance policies for the building, including when an insurance claim is in progress;

(d)	costs, expenses and interest in connection with money borrowed by the Lessor and;

(e)	any other capital expenditure or deduction which should not be considered an outgoing or operating expense of the Building under normal accounting policies or practice; and

(f)	income tax payable by the Lessor.

3.4.4	The Lessor must provide an Outgoings reconciliation within 3 months of the end of the Outgoings Year. The Lessee shall have the right to audit the outgoings.

3.4.5	The Lessee will be required to pay the Lessor’s cost of undertaking an annual Occupational Health and Safety (OH&S) audit. The cost of the OH&S audit will be borne by the Lessee and recovered through the Outgoings. The Lessor agrees that before conducting an OH&S Audit, it will review the Lessee’s building specifications and operating procedures that are required to be maintained by certain government and regulatory authorities in the conduct of the Lessee’s business. Should the information provided by the Lessee suffice, the OH&S Audit may be waived at the Lessor’s discretion, acting reasonably.

3.4.6	For the avoidance of doubt, the Lessee is obligated to pay Outgoings for the general upkeep of the building, including but not limited to gardening, cleaning, insurances and general operational charges. The Lessee is not obliged to pay capital based building costs such as external painting, machinery replacement, or costs relating to potential design faults of the building such as cracked pavements.

3.5	Repairs and Cleaning

3.5.1	At all times during the Term the Lessee will and sufficiently at his own cost repair clean maintain and keep in such good order and condition as at present the Premises and all fixtures fittings (including maintenance of the air-conditioning producing evidence of a current maintenance contract on demand by the Lessor) and things belonging thereto or which at any time during the Term shall be erected or put therein by the Lessor or by the Lessee with the Lessor’s consent reasonable wear and tear and damage by fire storm or tempest excepted and to keep and at the expiration or sooner determination thereof peaceably and quietly to yield and give up unto the Lessor the Premises with the appurtenances and all fixtures fittings and things therein including the Lessor’s Fixtures in a good state of repair order and condition as at present reasonable wear and tear and damage by fire storm or tempest excepted (the Lessee having the right during the continuance of the Term to remove any fixtures and fittings supplied by the Lessee during the Term provided the Lessee shall make good to the satisfaction of the Lessor any damage caused by such removal) PROVIDED ALWAYS that any damage caused by fire storm or tempest as aforesaid shall not be excepted where any insurance moneys on the Premises or the Building or any property therein are non recoverable by the Lessor in consequence of some act or default of the Lessee or the servants licensees agents or invitees of the Lessee. In this clause the word “repair” shall include the cleaning and keeping free of all drains and waste pipes which are exclusively serving the Demised Premises.

3.5.2	The Lessee shall:

(a)	immediately repair and replace all broken glass and all damaged or broken heating lighting electrical equipment and plumbing installed in the Premises and all doors fastenings windows locks and keys and all the Lessor’s Fixtures and in the case of breakage of exterior plate glass or other windows to replace the same with glass or similar quality; and

(b)	regularly clean the Premises (including all windows and doors) and to keep the same free from dirt and rubbish and to store all refuse in proper receptacles and arrange for the regular removal thereof from the Premises.

3.5.3	Nothing in this Clause 3.5 obliges the Lessee to carry out structural repairs or alterations to the Premises or to be responsible for the cost thereof unless caused or contributed by (and then only to the extent caused or contributed by):

(a)	Lessee alterations to the Premises required to be amended back to the requirements of the Lessor;

(b)	some negligent act, omission or default by the Lessee or its employees, servants or agents;

(c)	failure by the Lessee to perform its obligations under this Lease; or

(d)	the Lessee’s particular use of the Premises.

3.5.4	The Lessee will be responsible for the organization of the contracts, and the charges associated with the ongoing operational maintenance of the Premises during the Term of the Lease. The Lessor may provide guidance relating to the preferred contractors to be used by the Lessee, with reasonable endeavours made to use them where possible.

3.6	Fittings

Subject to clauses 4.8.4 and 4.8.5 hereof if the Lessee shall not have removed as of right any fixtures, fittings and things supplied by him during the Term of the Lease the Lessor may at his option himself cause any such fixtures fittings or things to be removed and any damage resulting to be made good and any alteration to be re-altered and may recover the costs thereof from the Lessee as a liquidated debt payable on demand. Any fittings fixtures or things not removed by the Lessee as of right or by requirement of the Lessor shall at the expiration of the Term be deemed abandoned by the Lessee and shall thereafter be and become the property of the Lessor.

3.7	Chattels

The Lessee shall keep the chattels clean and in good repair order and condition as at present reasonable wear and tear and damage by fire storm or tempest excepted (subject to the recovery of insurance moneys as aforesaid) and to make good all damage thereto and to replace with similar articles of at least equal value to the reasonable satisfaction of the Lessor all such chattels as may at any time be destroyed or lost or so damaged as to be incapable of complete re-instatement to their former condition and not without the previous written consent of the Lessor to remove or permit to be removed from the Demised Premises (except only for the purpose of necessary repairs) any of the chattels.

3.8	Garden

The Lessee shall cut maintain cultivate manage and manure any lawn and/or garden included in the Demised Premises in a good and proper manner and to replace any lawn trees or shrubs which may perish or be damaged removed or destroyed other than as a result of fire storm or tempest.

3.9	Lessor’s Entry and Defects

3.9.1	Subject to clause 3.9.2, the Lessee shall permit the Lessor his employees agents architects surveyors builders and workmen (subject to the right of supervision under clause 3.9.2) with all necessary materials equipment and appliances from time to time to enter upon the Premises at all reasonable times and upon reasonable notice (being at least two business days’ written notice) but at any time and without any notice in the case of an emergency:

(a)	to carry out any works or make any repairs or alterations or additions to the Premises and to enter upon all or any part of the Premises and to use the same for the purposes of effecting or carrying out any repairs alterations or additions or other works which the Lessor may consider necessary desirable or should have been completed by the Lessee under the Lease to any part of the Premises and/or of the Building;

(b)	when and as often as the Lessor shall require to view the state of repair and condition thereof and to make such reasonable investigations as the Lessor may deem necessary for the purpose of ascertaining whether or not there has been any breach of any of the covenants and conditions herein contained and to serve upon the Lessee a notice in writing of any want of repair or maintenance requiring the Lessee to repair the same in accordance with any covenant herein contained;

(c)	for the purpose of complying with the terms of any present or future legislation affecting the Premises or of any notice served upon the Lessor or the Lessee by any governmental semi-governmental municipal health licensing civic or other competent authority for the purpose of carrying out any repairs alterations or works (including the providing of lighting power and telephone services to the Lessee and any other purposes the effecting of which necessitates access to the ceilings walls or floors in the Premises) and also for the purpose of exercising the powers and authorities of the Lessor hereunder; and

(d)	In the event of the Premises and/or the Building being destroyed or damaged for the purpose of rebuilding the same or making the Premises and/or the Building fit for the occupation and use thereof by the Lessee and by the other occupiers thereof.

3.9.2	The Lessor acknowledges that the Lessee will use the Premises for the manufacture of sensors and will be required to impose high standards of safety, hygiene and cleanliness particularly in respect to laboratories and clean rooms. For this reason, the Lessee may grant access on the condition of close individual supervision the Lessor’s architects, workmen and contractors at all times while working in the Premises to ensure compliance with the strict regime of safety and cleanliness.

3.9.3	Where the Lessee has failed to repair and maintain the Premises in accordance with the provisions of this Lease within twenty-one (21) days of the date of service of any notice from the Lessor requiring the Lessee so to do in accordance with that notice, the Lessor may execute all or any of the required repairs as the Lessor shall think fit and without prejudice to the Lessor’s other remedies the Lessee shall pay to the Lessor the cost of such repairs as the Lessee ought to have effected.

3.9.4	In exercising its rights under Clause 3.8 the Lessor shall act reasonably in all the circumstances.

3.10	Creation of Easement

For the purpose of the provision of public or private access to and egress from the Premises or the support of structures erected or hereafter erected on any adjoining lands or of services (including water drainage gas and electricity supply and telephonic and electronic communication services) the Lessee hereby permits the Lessor to transfer grant or create any easement licence privilege or other right or dedicate land in favour of any of the owners lessees tenants or occupiers or other persons interested in any land adjacent or near to the Premises or any public authority as the Lessor thinks fit and this Lease shall be deemed to be subject to any such easement licence privilege or other right or dedication PROVIDED HOWEVER that the Lessor in the exercise of the rights herein conferred shall not dedicate land or transfer grant or create any easement licence privilege or other right to any other person which would substantially and permanently derogate from the enjoyment of rights conferred on the Lessee by this Lease.

3.11	Insurance

3.11.1	The Lessee shall effect and keep current during the Term hereby created policies of insurance in the name of the Lessee and the Lessor in respect of the Premises for plate glass, fire, storm, tempest malicious damage, water damage, public risk ($20 million) and such other risks and for such amounts as the Lessor shall reasonably require and upon request to produce to the Lessor evidence of such policies and of the currency thereof. Responsibility for arranging Public Liability Insurance lies with the Lessee. The Lessee shall not require the Lessor’s consent for a change of insurer provided the insurer is of sufficient standing to meet any claim and is represented in Australia. The Lessor’s interest shall be noted on the policy and copies of the insurance certificate will be provided on demand. At no time shall the policy of documents be provided.

3.12	Orders

3.12.1	The Lessee shall comply with and observe all notices orders and directions given to either the Lessee or the Lessor by any statutory or public authority relating to the Premises and shall carry out the requirements thereof at his own expense.

3.12.2	This Clause shall not impose any liability on the Lessee in respect of structural repairs or alterations to the Premises except where any such notice order or direction that requires the carrying out of structural repairs or alterations to the Premises and has been occasioned by the nature of the Lessee’s business or by his use of the Premises whether permitted under this Lease or not or by the act neglect or default of the Lessee.

3.13	Use of Building and Premises

The Lessee shall:

(a)	unless prevented by fire storm civil commotion Act of god tempest or earthquake or other inevitable happening continuously to use the Premises; and

(c)	use the Lessee’s best endeavours to protect and keep safe the Premises and any property contained therein from theft or robbery and when not in use to keep all doors and windows and other openings closed and securely fastened.

3.14	Regulations

In the event of the Premises forming part of a building to comply with observe and perform all reasonable rules and regulations not inconsistent with these presents which are at the date hereof or may from time to time hereafter be prescribed by the Lessor generally for Lessees of the Building.

3.15	Indemnification of Lessor

3.15.1

The Lessee agrees to occupy use and keep the Premises at the risk of the Lessee and hereby releases to the full extent permitted by law the Lessor from all claims and demands of every kind and from all liabilities whatsoever (except to the extent that the same is caused or contributed to by any act, omission or the negligence of the Lessor, his employees agents architects contractors surveyors builders and workmen) which may arise in respect of any accident loss or damage to property or death of or injury to any person of whatsoever nature or kind in or near the Demised Premises and whether or not as a result of the creation of some dangerous thing or state of affairs by the Lessee or by any clerk servant workman employee or agent of the Lessee and whether the existence of such dangerous thing or dangerous state of affairs was or ought to have been known to the Lessor or not and the Lessee agrees that (save as aforesaid) the Lessor shall have no responsibility or liability for any loss of or damage to fixtures or personal property of the Lessee occurring therein or relating thereto.

3.15.2	The Lessee hereby indemnifies the Lessor from and against all actions claims demands losses damages proceedings compensation costs charges and expenses for which the Lessor shall or may be or become liable (except to the extent that the same is caused or contributed to by any act, omission or the negligence of the Lessor, his employees agents architects contractors surveyors builders and workmen) whether during or after the term hereof in respect of or arising from (notwithstanding that any of such actions claims demands losses damages proceedings compensation costs charges and expenses shall have resulted from any act or thing which the Lessee may be authorised or obliged to do under these presents and notwithstanding that at any time waiver or other indulgence has been given to the Lessee in respect of any obligation of the Lessee under this clause):

(a)	loss damage or injury from any cause whatsoever to property or person within or outside the Premises occasioned or contributed to by the neglect or default of the Lessee or any servant agent subtenant or other person claiming through or under the Lessee to observe or perform any of the covenants conditions regulations and restrictions on the part of the Lessee hereunder whether positive or negative express or implied;

(b)	injury or loss which may be sustained by any person when using or entering or near any portion of the Premises whether in the occupation of the Lessor or of the Lessee or of any other person where such injury arises or has arisen as a result of the negligence of or as a result of the creation of some dangerous things or state of affairs by the Lessee or by any servant workman employee or agent of the Lessee and whether the existence of such dangerous thing or dangerous state of affairs was or ought to have been known to the Lessor or not;

(c)	the negligent or careless use misuse waste or abuse by the Lessee or any contractor sub-contractor licensee invitee client customer or visitor of the Lessee or any other person claiming through or under the Lessee of the water gas electricity lighting or mechanical or other services and facilities of the Premises or arising from any faulty fitting or fixture of the Lessee;

(d)	overflow leakage or escape of water (including rain water) gas electricity or any other harmful agent whatsoever in or from the Premises or from any sprinkler system or device or by waste entry from the roofs walls gutters downpipes or other part or parts of the Building in which the Premises are situate or arising from any defect in the gas electricity water sewerage or drainage supply connections or fittings or appliances or air conditioning and mechanical ventilation or other plant or equipment used in connection therewith and originating in from or about the Premises or whether originating within the Premises or not but caused or contributed to by any act or omission on the part of the Lessee or any agent servant contractor or employee of the Lessee or other persons claiming through or under the Lessee PROVIDED HOWEVER that this clause shall not operate if the overflow leakage or escape of water (including rain water) gas electricity or any other harmful agent arises directly or indirectly from the act, omission or negligence of the Lessor, his employees agents architects contractors surveyors builders and workmen;

(e)	failure of the Lessee to notify the Lessor of any defect in any of the mechanical installations or other services or appurtenances in the Premises;

(f)	loss damage injury or accidental death from any cause whatsoever to property or person caused or contributed to by the use of the Premises by the Lessee or other persons as aforesaid;

(g)	loss damage injury or accidental death from any cause whatsoever to the Premises or to any property or person within or outside the Premises occasioned or contributed to by any act omission neglect breach or default of the Lessee or other persons as aforesaid; and

(h)	all claims losses and damage to plate and other glass caused or contributed to by any act or omission on the part of the Lessee or other persons as aforesaid.

3.15.3	The obligations of the Lessee under this Clause 3.15 shall continue after the expiration or other determination of this Lease in respect of any act deed matter or thing happening before such expiration or determination.

3.16	Future Tenants and Purchasers

The Lessee permits the Lessor or his agents at all times during:

(a)	the three (3) calendar months immediately preceding the determination of the Term hereby granted or any extension thereof to affix upon any reasonable part of the Premises a notice for re-letting the same and during the same three (3) months to permit intending tenants with written authority from the Lessor or his agents at reasonable times of the day upon appointment to view the Premises and

(b)	the Term hereby created or any extension thereof to affix upon any reasonable part of the Premises a notice for the sale of the same (or of the Building) and to permit, subject to compliance with clause 3.9.2, intending purchasers and others with written authority from the Lessor or his agents with 24 hours prior consent and at reasonable times of the day upon appointment to view the Premises. Any visitors to the Premises may be required at the Lessee’s discretion to have supervised access as detailed in clause 3.9.2.

3.17	Costs and Duty

The Lessee shall pay to the Lessor the reasonable costs charges and expenses reasonably incurred of and incidental to and of any stamp duty payable on this lease, variation or assignment or subletting and/or any surrender or other termination and also all moneys costs (including charges for legal advice or assistance and charges for advice and assistance from other Consultants) charges and expenses which the Lessor may pay incur or expend in consequence of any default in the performance and observance of any covenant or agreement herein contained and on the part of the Lessee to be performed and observed or under or in the exercise or enforcement or attempted exercise or enforcement of any power or authority herein contained or in consequence of any request by the Lessee under any covenant clause or condition herein contained immediately the Lessor shall have expended or incurred the same. Where the Act applies, this clause shall only operate to the extent permitted by the Act as amended or replaced from time to time. Each party shall bear their own costs of the preparation negotiation and execution of these presents.

3.18	Interest

The Lessee shall pay to the Lessor interest on any moneys due and unpaid pursuant to this Lease at the rate per annum equal to four percent (4%) higher than the rate for the time being fixed under Section 2 of the Penalty Interest Rates Act 1983 computed from the date on which such payment became due.

3.19	Keys

3.19.1	The Lessor will ensure that the base building proxy card system is operational and has the ability to be upgraded/reprogrammed by the lessee as part of their fit out. The Lessee shall be provided without cost a minimum of 15 access cards, and keys where available to the balance of the facility.

3.19.2	Upon the expiration or sooner determination of the Term of this Lease the Lessee shall surrender to the Lessor all security passes keys card-keys and other devices for the purpose of obtaining access to the Demised Premises held by the Lessee or any of the Lessee’s employees servants agents visitors and invitees irrespective of whether or not the same have been supplied by the Lessor.

3.20	Notice of Damage

The Lessee shall give to the Lessor or his agents prompt written notice of any damage to or defect or want of repair in the Premises (or the Building) including the water pipes gas pipes electric light wirings or any of the services of the Building including but not limited to fire protection, air-conditioning and lifts or other the fittings or fixtures contained in the Premises and of any circumstances likely to be or cause any danger risk or hazard to the Premises or the Building or any person therein.

4.	LESSEE’S NEGATIVE COVENANTS

4.1	Permitted Use

The Lessee shall not use or allow to be used the Premises for any purpose whatsoever other than the Permitted Use without the written consent of the Lessor and not to allow the Premises to be unoccupied for a period in excess of fourteen (14) days.

4.2	Licence Authorities and Permits The Lessee shall:

(a)	obtain and keep current all licences and permits required for the carrying on of all businesses conducted by the Lessee in or upon the Premises;

(b)	without in any way limiting the generality of anything elsewhere contained in this Lease, not without the Lessor’s prior written consent apply for or obtain or to permit or suffer the making of any application for or the grant or obtaining of any additional licence, permit or authority; and

(c)	not without the Lessor’s prior written consent make any variation or addition to any term, condition, obligation or undertaking in respect of any licence, permit or authority which may exist from time to time in respect of the Premises nor to make any application for or consent to or to cause or bring about any such variation or addition.

4.3	Conveniences

The Lessee shall not to use or permit or suffer to be used the toilets, sinks, drainage or other plumbing facilities in the Premises or (where applicable) in the Building for any purpose other than those for which they were constructed or provided, and not to deposit or permit to be deposited therein any sweepings, rubbish, or other matter and any damage thereto by misuse shall be made good by the Lessee forthwith.

4.4	Vermin

The Lessee shall take all reasonable precautions to keep the Premises free of rodents, vermin, insects, birds and animals and in the event of his failure so to do the Lessee will if and so often as required by the Lessor but at the cost of the Lessee employ pest exterminators approved by the Lessor.

4.5	Infectious Diseases

In the event of any infectious illness occurring in the Premises the Lessee shall forthwith give notice thereof to the Lessor and to the proper public authorities and at the expense of the Lessee to thoroughly fumigate and disinfect the Premises to the satisfaction of the Lessor and such public authorities and otherwise to comply with their reasonable and lawful requirements in regard to the same.

4.6	Heating etc.

The Lessee shall not to use or permit to be used any heating or cooling devices or any other device or machine which may interfere with the efficient running of any air conditioning system in the Premises and not to use any form of lighting other than that generated by electric current.

4.7	Assignment

The Lessee shall not without the consent in writing of the Lessor first had and obtained transfer assign mortgage pledge underlet or part with possession of this Lease or any estate or interest therein or transfer assign mortgage pledge underlet or part with possession of the Premises or any part thereof or estate therein and the provisions of Section 144 of the Property Law Act 1958 are hereby expressly excluded PROVIDED HOWEVER that the Lessor shall not unreasonably arbitrarily or capriciously withhold his consent to the assignment of this Lease or to the sub-letting of the Demised Premises but before giving such consent the Lessor shall be entitled to the performance by the Lessee of the following conditions which so far as they are capable of prior performance shall be conditions precedent to the Lessee obtaining such consent, namely:

(a)	the Lessee is not in default of the covenants and agreements of the Lessee’s part herein contained and shall have duly and punctually performed up to the date of such assignment or sub-lease all covenants and agreements on the part of the Lessee herein contained;

(b)	the Lessee has submitted to the Lessor or his duly authorised agent or solicitor the name address and occupation of any proposed assignee or sub-lessee together with reasonable proof that such person is respectable responsible and solvent and without limiting the generality of the foregoing the Lessee shall provide to the Lessor at least two references as to the proposed assignee’s or sub-lessee’s financial circumstances and experience;

(c)	the Lessee shall at his expense procure the execution by such person of an assignment of this Lease or sub-lease in such form as the Lessor or his solicitor reasonably approves and in which categorically or by reference the assignee or sub-lessee as the case may be shall enter into covenants conditions agreements and stipulations with and grant powers to the Lessor in terms of the several covenants conditions agreements stipulations and powers herein expressed or such of them as may be required by the Lessor or his solicitor including but not limited to a covenant to the effect that the Lessee releases the Lessor from all claims against the Lessor in respect of or in any way arising from the Lease and that any such assignment or sub-lease does not affect the Lessor’s rights against the Lessee or against any person who has previously guaranteed the obligations of the Lessee under this Lease arising out of any past or future failure to pay the rental reserved by this Lease or to perform or observe the Lessee’s covenants and conditions contained in this Lease;

(d)	such assignment or sub-lease shall be perused by the solicitor for the Lessor at the cost and expense in all respects of the Lessee and an executed copy of such assignment or sub-lease duly stamped at the expense of the Lessee shall be delivered to the Lessor as soon as possible after execution by the Lessor;

(e)	the Lessee shall pay to the Lessor all reasonable costs charges and expenses reasonably incurred by the Lessor of and incidental to any enquiries made by the Lessor or his agent or solicitor as to the respectability responsibility and solvency of the proposed assignee or sub-lessee and of and incidental to the instructions for and perusing and approving copying and examining and obtaining execution of the said consent;

(f)	any guarantors of the present Lessee shall acknowledge their continuing obligations in respect of the assignee or sub-lessee subject always to the provisions of the Act where applicable;

(g)	if Clause 6.9.5(b) applies, the new bank guarantee has been provided;

(h)	for the purposes of this clause if the Lessee is an incorporated company a change in the effective control of the company by the person or persons who enjoy such control as at the date of this Lease (save where such change of control is solely referable to transfers of shares by inheritance) shall be deemed to be an assignment of this Lease and as such shall require the consent of the Lessor in the manner provided in this clause PROVIDED ALWAYS that this sub-clause shall not apply where the Lessee is a company the voting shares of which are listed on a recognised Stock Exchange in Australia or where the Lessee is and remains a wholly owned subsidiary of a company the voting shares of which are so listed; and

(i)	the Lessee shall be permitted to assign in whole or sub lease in whole or part subject to the consent of the Lessor;

(j)	any assignment or sub leasing will not trigger a market rent review;

(k)	no consent shall be required for sub leasing to related organizations or joint venture partners of the Lessee.

4.8	Alterations and Additions/Lessee’s Works

4.8.1	The Lessee shall not make or permit to be made any alterations or additions to the Premises (“Alterations”) or to any fixtures or fittings therein without first obtaining the consent in writing of the Lessor or his agents which shall not be unreasonably withheld.

4.8.2	The Lessor shall provide consent or request amendment to such proposed Alterations within 10 business days of such proposed Alterations being provided to the Lessor by the Lessee in accordance with Clause 4.8.3.

4.8.3	When applying to the Lessor for consent to make some alteration or addition to the Premises the Lessee shall submit to the Lessor or his agents for perusal full and clear plans specifications (including any necessary building permits) and other details and pay such reasonable expenses as the Lessor or his agents may incur in obtaining reports and advice on such plans specifications and details from architects engineers builders and other consultants and in having any works inspected.

4.8.4	All works shall be carried out in a proper and workmanlike manner to the satisfaction of the Lessor (acting reasonably) by qualified builders tradesmen or others approved by the Lessor and as soon as practicable after completion of the works the Lessee shall provide to the Lessor a certificate of completion by the Lessee’s builder or tradesman.

4.8.5	For avoidance of doubt, the Lessee, subject to final design intends to:

(a)	modify, increase or potentially dissemble in part or full all of the mezzanine structure (outside the 1,400 sqm of office), to make the building space more generic;

(b)	dismount office partitioning and return the premises to open plan;

(c)	remove or modify ceilings underneath and around the mezzanine levels;

(d)	build laboratory (clean) rooms suitable for the production of sensor technology

Any of the Lessee’s works, carried out to the office and warehouse areas will not be subject to a redecoration clause during or at the end of the lease.

The Lessee will not be required to reinstate the mezzanine structure to its previous state upon final vacation.

For the avoidance of doubt, the Lessee will only be responsible for removing fixtures and fittings installed during the term of the Lease.

The Lessee shall be responsible for any upgrades required to the base building BCA requirements, given the level of the envisaged fit out.

4.8.6	Subject to fair wear and tear, the Lessee shall on final vacation, remove the Lessee’s fixtures and fittings, and make good any damage caused by their removal, only if requested by the Lessor within 14 days of serving notice to vacate.

The Lessee shall not be required to:

(a)	replace any floor coverings, including carpet;

(b)	repaint any part internal or external of the premises;

(c)	reinstate (or reconstruct) any alterations made to the mezzanine.

Under no circumstances will the Lessee be required to make good the office building (being the 1,400 sqm structure, separate to the warehouse building), unless the lessee constructs specialized laboratory facilities within the 1,400 sqm office building

The Lessor will have the right to request the make good of any fit out within the balance of the Premises (outside of the office area).

Ownership of partitions, workstations, carpet and additional offices built or installed by the Lessee (as approved by the Lessor in the fit out phase) will revert to the ownership of the Lessor upon final vacation.

4.9	Services

The Lessee shall not carry out any work which interferes with the electrical installations or wiring of the Premises or any drains water supply gas plumbing or other services contained in or about the Premises nor to do anything which may endanger any part of the Premises or the operation of any apparatus thereon nor install any electrical equipment on the Premises which may overload the cables switchboards or sub-boards through which electricity is conveyed to the Premises.

4.10	Statutory Notices

Without prejudice to the Lessee’s obligations under Clauses 4.1 and 4.2, the Lessee shall not use or permit to be used the Premises or any part thereof or do or suffer to be done thereon anything whereby or by reason whereof any public or statutory authority may give or issue or be entitled to give or issue any notice including but without limiting the generality of the foregoing any notice requiring structural alterations or repairs to be made or carried out to any part of the Premises.

4.11	Nuisance etc.

The Lessee shall not to use the Premises or permit the Premises to be used in any noisy noxious or offensive manner or do or permit on the Premises anything which in the opinion of the Lessor may be or become a nuisance disturbance hazardous or offensive or cause damage to the Lessor or any other persons.

4.12	Heavy Articles

The Lessee shall not put any heavy articles machinery plant or equipment in the Premises save of such weight and in such place as the Lessor has by its prior written consent approved. The Lessor will not unreasonably withhold consent where the articles machinery plant or equipment are reasonably necessary for the Lessee’s use of the Premises and are of a nature and size as will not or in the reasonable opinion of the Lessor will not be likely to cause any structural or other damage to the floors or wall or any other parts of the Premises. The Lessor shall be entitled to obtain expert advice in relation to any proposal by the Lessee to bring articles machinery plant or equipment into the Premises and the risk of structural or other damage to the floors or walls or other parts of the Premises and the Lessee shall pay or reimburse the Lessor for any cost incurred by the Lessor in obtaining the advice.

4.13	Not to Deface

The Lessee shall not cut make holes in mark deface drill damage nor suffer to be cut holed marked defaced drilled or damaged any of the walls ceilings or other parts of the Demised Premises except so far as may be reasonably necessary for the carrying out of alterations approved by the Lessor or for the erection or installation of the Lessee’s fixtures and fittings and on the removal of the Lessee’s fixtures and fittings the Lessee shall reinstate repair and make good any damage caused in or about the erection or removal thereof.

4.14	Blocking Windows etc.

The Lessee shall not stop up darken or obstruct any windows or lights forming part of the Premises or permit any new window light opening doorway path passage or drain to be made in against out of or upon the Premises without the consent of the Lessor first had and obtained. In case any such window light opening doorway path passage or drain shall be made or attempted to be made the Lessee shall give immediate notice thereof to the Lessor and shall at the request of the Lessor and at the cost of the Lessee take such steps as may reasonably be required or deemed proper for rectifying the same.

4.15	Signs

The Lessee shall not display or affix any signs notices or advertisements to the exterior of the Premises without the prior written consent of the Lessor which shall not be unreasonably withheld in the case of signs notices or advertisements usual in the normal conduct of the use permitted by this Lease and not to display or affix any signs notices or advertisements which in the reasonable opinion of the Lessor may be offensive or undesirable and at the expiration of the Term if required by the Lessor to remove any signs notices or advertisements and make good the Premises.

The Lessee shall be granted exclusive naming and signage rights to the Building for $1pa, if demanded.

Signage is not to effect the use or performance of the telecommunication aerial on the premises roof.

The benefit of any signage or naming rights shall be disregarded at any rent review.

4.16	Insurance

The Lessee shall not:

(a)	do or permit or suffer to be done any act matter or thing whereby any insurances in respect of the Premises may be vitiated or rendered void or voidable or whereby the rate of premium of any such insurance shall be liable to be increased or whereby any insurer is or might be entitled or enabled to decline or refuse any claim or to decline or refuse to renew any such insurance or to impose onerous conditions thereon; and

(b)	store any corrosive explosive volatile inflammable dangerous poisonous or toxic substances whether solid liquid or gaseous upon or about the Premises without the prior written consent of the Lessor which shall not be unreasonably withheld in the case of such reasonable quantities of such substances as may be required for the Lessee’s permitted business and save as aforesaid not to use any of such substances in or about the Premises for any purpose and forthwith to pay to the Lessor all extra premiums of insurance on the Premises and contents if any be required on account of extra risk caused by the use to which the Premises are put by the Lessee or by the bringing or keeping on the Demised Premises of any of the said substances or fluids.

4.17	Auction Sales

The Lessee shall not hold or allow to be held any sale by auction on the Demised without the prior written consent of the Lessor which shall not be unreasonably withheld.

4.18	Obstructions

The Lessee shall not obstruct the entrances stairways or passage ways of the Premises or of any part of the Building and which the Lessee is entitled to use pursuant to the covenants contained in this Lease and not to use the same for any purpose other than for ingress to and egress from and through the Premises.

5.	LESSOR’S COVENANTS

5.1	Quiet Enjoyment

The Lessee paying the said rental and performing and observing all the covenants and conditions herein contained and on the part of the Lessee to be observed and performed shall be entitled to and may peaceably and quietly hold and enjoy the Premises during the Term hereby granted without any interruptions or disturbance from or by the Lessor or any person or persons claiming under or in trust for him.

5.2	Rates

The Lessor shall pay all rates taxes and charges which may be assessed in respect of the Premises or the Building save and except such rates taxes and charges which pursuant to the covenants herein contained are to be paid by the Lessee.

5.3	No Warranty

The Lessor does not expressly or impliedly warrant that the Premises are now or will remain suitable or adequate for all or any of the purposes or uses of the Lessee and all warranties (if any) as to suitability and adequacy of the Premises implied by law are hereby expressly negatived to the extent not prohibited by law.

5.4	Building Mechanics

The Lessor warrants that it will undertake capital expenditure when necessary on all base building systems including air conditioning and fire services, unless damage to these base systems has been caused by the Lessee’s specific use.

For the avoidance of doubt, base building systems excludes any items of Lessee fit out, such as supplementary air conditioning systems.

The Lessor will repay the capital costs required to keep these base services operable as per manufacturing recommendations. The Lessee will arrange and monitor the maintenance programs.

5.5	Lessor’s Obligations

Unless the action, damage or excessive wear has been directly caused by the Lessee’s specific use of the Premises or lack of the Lessee’s maintenance, the Lessor must, at is own expense:

(a)	maintain the structural integrity of the Premises and the building;

(b)	keep the roof of the Premises and the building in a waterproof condition;

(c)	maintain the exterior of the Premises, the building and any common areas and whenever necessary, repaint those areas (exterior) to ensure the exterior of the Premises and the building at all times appears well presented;

(d)	duly comply with all statutes, regulations, rules and by-laws applying in respect of the Premises and the building (excluding those caused or relating to the Lessee fit out).

6.	MUTUAL COVENANTS

6.1	Determination of Lease

If

(a)	the rent (including GST) hereby reserved or any part thereof shall be in arrears for fourteen (14) days after written demand shall have been made for payment thereof, or

(b)	the Lessee being a Company shall go or be put into liquidation or shall have a Receiver a Receiver and manager, an Official Manager, or administrator appointed or makes an assignment for the benefit of or enters into an arrangement or composition with its creditors, or

(c)	execution is levied against the Lessee and not discharged within thirty (30) days, or

(d)	the Australian Securities & Investment Commission is directed to arrange for an investigation into the affairs or into particular affairs of the Lessee (being a company) pursuant to the Corporations Act 2001 (or where applicable each law of the Commonwealth or a State or Territory of Australia which corresponds with the Corporations Act 2001), or

(e)	the Lessee shall make default in the observance or performance of any of the covenants and conditions herein contained and on the part of the Lessee to be observed and performed,

then and in every or any of such cases it shall be lawful for the Lessor (although the Lessor may not have taken advantage of some previous breach or default of a like nature) forthwith or at any time thereafter to determine this Lease in respect of any breach or default by the Lessee of or in respect of any covenant or condition of this Lease to which Section 146 of the Property Law Act 1958 does not extend and in respect of any breach or default by the Lessee of or in respect of any covenant or condition of this Lease to which the said Section does extend then to determine this Lease upon or at any time after the expiration of fourteen (14) days after the date of service of the notice required to be served on the Lessee by sub-section 1 of the said Section 146 (which period of fourteen (14) days is hereby fixed as the time within which the Lessee is to remedy any such last mentioned breach or default if it is capable of remedy and to make reasonable compensation in money to the satisfaction of the Lessor for such breach or default) and to re-enter upon the Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely cease and determine and the Lessor may also without notice eject from the Premises or any part thereof all persons without prejudice to any right of action or other remedy of the Lessor in respect of any breach of covenant on the part of the Lessee and the Lessor may remove any goods and chattels therein and store the same at the risk and cost of the Lessee and give a good and valid authority for the sale thereof for non-payment of storage charges.

6.2	Essential Covenants

6.2.1	Each of the covenants by the Lessee which are specified in this Clause are essential terms of this Lease:

(a)	The covenant to pay rent (including GST) throughout the Term at a date not later than seven (7) days after the due date for payment of each instalment of rent as set out in the Schedule (3.1);

(b)	The covenant to pay rates and other charges (3.4);

(c)	The covenant to use the Premises for the Permitted Use (4.1);

(d)	The covenants governing and restricting assignment and sub-leasing (4.7);

(e)	The covenant to comply with orders (3.11);

(f)	The covenant not to lodge a caveat (6.10.3); and

(g)	Any other covenant in respect of which the Lessee’s breach is serious persistent and of a continuing nature.

6.2.2	In respect of the Lessee’s obligation to pay rent, the acceptance by the Lessor of arrears or of any late payment of rent shall not constitute a waiver of the essentiality of the Lessee’s obligation to pay rent in respect of those arrears or of the late payment or in respect of the Lessee’s continuing obligation to pay rent during the Term.

6.2.3	The Lessee covenants to compensate the Lessor in respect of any breach of an essential term of this Lease and the Lessor is entitled to recover damages from the Lessee in respect of such breaches. The Lessor’s entitlement under this clause is in addition to any other remedy or right to which the Lessor is entitled (including the termination of this Lease).

6.2.4	Should the Lessee’s acts or omissions constitute a repudiation of the Lease (or of the Lessee’s obligations under the Lease) or constitute a breach of any Lease covenants, the Lessee covenants to compensate the Lessor for the loss or damage suffered by reason of the repudiation or breach.

6.2.5	The Lessor shall be entitled to recover damages against the Lessee in respect of repudiation or breach of covenant for the damage suffered by the Lessor during the entire Term of this Lease (but not including the Further Term (if any) unless the Lessee shall have exercised any option to take a renewed demise for a Further Term).

6.2.6	The Lessor’s entitlement to recover damages shall not be affected or limited by any of the following:

(a)	If the Lessee shall abandon or vacate the Demised Premises;

(b)	If the Lessor shall elect to re-enter or to terminate the Lease;

(c)	If the Lessor shall accept the Lessee’s repudiation; or

(d)	If (in the absence of mutual agreement between the parties) the Lease shall be surrendered by operation of law following default by the Lessee.

6.2.7	The Lessor shall be entitled to institute legal proceedings claiming damages against the Lessee in respect of the entire Lease Term (but not including the Further Term (if any) unless the Lessee shall have exercised any option to take a renewed demise for a Further Term) including the periods before and after the Lessee has vacated the Premises, and before and after the abandonment, termination, repudiation, acceptance of repudiation or surrender by operation of law referred to in Clause 6.2.6 whether the proceedings are instituted either before or after such conduct.

6.3	Damage

If the Premises or any part thereof shall at any time during the Term be destroyed or damaged so as to be unfit for occupation and use and the policy or policies of insurance effected by the Lessor shall not have been vitiated or payment of the policy moneys refused in consequence of some act or default of the Lessee his servants or agents the rent hereby reserved and the outgoings or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Premises shall be again rendered fit for occupation and use and in case of difference touching this proviso the same shall be referred to the award of a single arbitrator in case the parties can agree upon one and otherwise to two arbitrators one to be appointed by each party and in either case in accordance with the provisions of the Commercial Arbitration Act or any statutory modification thereof for the time being in force (with both parties having the right of legal representation) (and until the amount of rent and outgoings to be paid (if any) shall have been mutually agreed upon or determined as aforesaid the full rent and outgoings shall be payable and paid without deduction but the Lessor shall subsequently refund the amount (if any) paid by the Lessee in excess of the amount to be agreed or determined) PROVIDED ALWAYS that in the event of the Premises or the Building of which the Premises shall be a part (or both the Premises and such

Building) being destroyed or so much damaged as to amount substantially to a destruction of the Premises the Lessor or Lessee shall be at liberty within four (4) months after the damage by notice to the other to determine this Lease as from the date of the damage but the Lessee shall not be entitled so to determine if the Lessor within three (3) months from the date of the damage gives notice to the Lessee of his intention to rebuild and proceeds with such rebuilding with reasonable expedition.

6.4	Overholding

If after the expiration of the Term the Lessee remains in possession of the Premises without objection by the Lessor otherwise than pursuant to a further Lease granted by the Lessor then:

(a)	the Lessee shall be considered as and be a tenant from month to month of the Lessor,

(b)	the Lessee shall pay to the Lessor monthly in advance a monthly rental equal to the amount of rental payable in respect of the last full month prior to such expiration (or such other rental as may be agreed upon from time to time) and so that if the last payment relates to a period less than a month such payment shall be adjusted proportionately to the portion of the month to which it relates on a daily basis,

(c)	the Lessee shall also pay to the Lessor all sums which would have been payable pursuant to Clause 3.4 if the whole period of the tenancy from month to month pursuant to this present clause constituted the Term of the Lease and such sums shall be payable at the times and in the manner provided by the said Clause 3.4,

(d)	the said tenancy from month to month shall otherwise be upon the same terms and conditions as are herein contained so far as the same are applicable, and

(e)	the said tenancy from month to month may be determined by either party giving to the other not less than one month’s notice in writing of such determination and such notice may expire at any time.

6.5	Lessor’s Liability

6.5.1	The Lessor shall not be responsible or liable to the Lessee or any person claiming under or through him (whether by way of compensation or reduction in rent or otherwise) for any damage caused by any burglary theft breaking and entering or malicious damage caused by any person to the Premises or the Lessee’s tenants or trade fixtures fittings or goods or for any loss damage or injury to the goods property effects business or person of the Lessee caused by any flow of water moisture or liquid through the bursting of or any defect in or overflow from any pipe or from the lavatories, closets, basins, receptacles, roof, walls or drains of the Premises or of the Building or for any malfunction failure breakdown interruption or mishap involving any lift, stairs, passages, air-conditioning, lavatories, conveniences, fire equipment, water, gas or electricity services or parking space in such building or from a blockage of any sewers, wastes, drains, gutters, down-pipes or storm water drains;

6.5.2	The Lessor shall not be liable or responsible to the Lessee for any loss of enjoyment of light air or prospect arising from or in consequence of any increase in the height of adjoining or neighbouring buildings or for any alteration to the Premises.

6.5.3	Notwithstanding anything herein contained whether express or implied (and in particular but without limiting the generality of the foregoing Clause 3.15 ) the Lessor shall not in any way be liable for any injury loss or damage which may be caused to the Lessee or to the Lessee’s property or to the Lessee’s employees servants clients visitors customers agents or invitees or their property by reason of any happening on or in the vicinity of the Premises or Building howsoever caused except to the extent of any injury loss or damage caused or contributed to by any act omission or negligence of the Lessor.

6.5.6	Notwithstanding anything herein contained or any implication or rule of law to the contrary the Lessor shall not be liable for any damage or loss the Lessee may suffer by reason of the neglect or omission of the Lessor to do any act or thing to or in respect of the Premises and which (as between the Lessor and the Lessee) the Lessor might be legally liable to do unless the Lessor is known to have been aware of such neglect or omission or unless the Lessee shall have given to the Lessor notice in writing of such neglect or omission and the Lessor has without reasonable cause failed within a reasonable time thereafter to take proper steps to rectify such neglect or omission.

6.6	Option for Renewal

6.6.1	The Lessor covenants with the Lessee that if the Lessee shall be desirous of taking a renewal of the Lease of the Premises for the Further Term specified in the Schedule from the expiration of the Term and shall at least three (3) calendar months prior to the expiration of Term signify such desire by notice in writing to the Lessor and:

(a)	if the Lessee shall not then or at the expiration of the Term be in default hereunder, and

(b)	shall not have persistently been in default under the Lease during the Term of which written notices have been sent to the Lessee,

then the Lessor will at the cost of the Lessee execute a new Lease to the Lessee of the Premises for such Further Term at an annual rental to be reviewed to market in accordance with clause 2 of Appendix A and otherwise such Lease shall be subject to the covenants agreements and provisions as are herein contained (including any guarantees) save and except this present covenant for renewal

6.6.2	The Lessor hereby notifies the Lessee that this option to renew must be exercised by the date set out in the Schedule as after that date the option will not be exercisable.

6.7	Lessor’s Successor

In the event of any person other than the Lessor becoming entitled to receive the rental hereby reserved either by operation of law or otherwise the Lessee agrees that such person shall have the benefit of all covenants and agreements on the part of the Lessee hereunder and the Lessee at the cost of the Lessor will enter into such covenants with such other person in that regard as the Lessor may reasonably and properly require PROVIDED THAT such covenants will:

(a)	not provide any further obligations, liabilities or responsibilities on the Lessee as herein provided; and

(b)	provide, inter alia, that the new lessor shall be bound by the terms and conditions of this lease as if it were an original party.

6.8	Notices

6.8.1	Any notice required to be given to or served on the Lessee hereunder shall without prejudice to any other lawful mode of service be deemed to be duly given to or served upon the Lessee if served personally upon the Lessee or if addressed to the Lessee or delivered to or left at or posted by prepaid post to: a director of the Lessee or as otherwise nominated by the Lessee at an address notified by the Lessee from time to time.

6.8.2	Any notice or demand served or given by post shall be deemed to be duly given or served even if proved that it was not delivered and shall be deemed to have been served or given on the second day after the day on which it was posted (Saturdays, Sundays and public holidays excluded).

6.8.3	Any notice or demand need not be signed by or on behalf of the Lessor or if signed may be signed on behalf of the Lessor by any of the Lessor’s servants agents or officers or by the Lessor’s solicitors.

6.8.4	Any notice required to be given to or served on the Lessor hereunder shall without prejudice to any other lawful mode of service be deemed to be duly given to or served upon the Lessor if served personally upon the Lessor or if addressed to the Lessor or delivered to or left at or posted by prepaid post to the Lessor:

(i)	at the address of the Lessor set out herein, or

(ii)	at such other address as the Lessor may by written notice to the Lessee have previously so advised the Lessee.

6.9	Bank Guarantee

6.91	As a further consideration for the Lessor granting this Lease to the Lessee the Lessee has deposited with the Lessor a Bank Guarantee in the amount as shown in the Schedule (“the Bank Guarantee “) shall be retained by the Lessor as a guarantee and security that the Lessee shall pay the rent hereby reserved and all other monies payable hereunder and perform and observe all the Lessee’s obligations hereunder.

6.9.2	If the Lessee defaults in payment of the said rent or of any other monies payable hereunder or in the performance or observance of any of the Lessee’s obligations hereunder the Lessor may and is hereby authorised by the Lessee at any time during the term hereof or thereafter to pay or reimburse itself out of the Bank Guarantee all unpaid rent and other monies and all monies costs and expenses which the Lessor incurs or might incur and any loss or damage which the Lessor suffers or might suffer in consequence or arising out of such default on the part of the Lessee as aforesaid.

6.9.3	If at any time the Lessor has recourse to the Bank Guarantee pursuant to this Clause or the Bank Guarantee is otherwise reduced below the amount set out in the Schedule, the Lessee shall immediately replace or substitute the Bank Guarantee so as to restore the Bank Guarantee to the amount set out in the Schedule.

6.9.4	Save as aforesaid if the Lessee at the end of the Term is not in default in payment of the said rent or of any other monies payable hereunder or in the performance and observance of the Lessee’s obligations hereunder the Lessor shall release to the Lessee the Bank Guarantee.

6.9.5	In the event of:

(i)	an assignment of this Lease to a new lessee, the Lessor may call for a new bank guarantee for the bond monies from the new lessee; or

(ii)	an assignment of the reversion of this Lease to a new lessor, the new lessor (at the cost of the Lessor) may call for and require a new bank guarantee to the new lessor; and

upon receipt of the new bank guarantee, the previous bank guarantee shall be returned to the party that caused it to be issued or the Lessor shall confirm by deed that the previous bank guarantee is extinguished.

6.10	Miscellaneous

6.10.1	Nothing contained herein shall be deemed or construed by the parties hereto or by any third party as creating the relationship of partnership or of principal and agent or of joint venture between the parties hereto or any other relationship other than the relationship of Lessor and Lessee under the terms and conditions only as provided in this Lease.

6.10.2	Without in any way limiting any other provision or provisions herein contained should the Lessee fail to deliver up possession of the Premises in accordance with any notice to quit or of re-entry or upon the expiration or earlier determination of this Lease (except where the Lessee with the permission of the Lessor continues in occupation of the Premises as hereinbefore provided) and fails to return all the keys for the Premises to the Lessor it shall be competent for the Lessor to demand and recover from the Lessee in addition to any rental sums or damages due or arising hereunder a sum for use and occupation calculated at the same rate as the rental herein provided up to and including the date when such possession is delivered up as aforesaid (and it is hereby agreed with respect to the foregoing that the Lessee shall be deemed to be in possession whilst any plant fixtures fittings and furnishings equipment or any other chattels of the Lessee which the Lessor requires to be removed from the Premises have not been so removed and until all keys for the Premises have been returned to the Lessor) without any such notice to quit or other notice being waived or any proceedings to obtain possession being in any way prejudiced.

6.10.3	The Lessee hereby covenants and agrees that he shall not lodge nor allow any person claiming through him or acting on his behalf to lodge any caveat over the land of which the Premises forms part or any part thereof.

6.10.4	The Lessee hereby irrevocably makes nominates constitutes and appoints the Lessor to be the true and lawful attorney of the Lessee to act at any time after the power to re-enter herein contained shall have become exercisable or shall have been exercised (a sufficient proof whereof shall be the statutory declaration of the Lessor or its officers) to execute and sign a transfer assignment or a surrender of this Lease or withdrawal of caveat and for this purpose to use the name of the Lessee and generally to do execute and perform any act deed matter or thing relative to the Premises as fully and effectually as the Lessee could do in and about the Premises and the Lessee hereby covenants to ratify and confirm all and whatsoever the said attorney or any substitute shall lawfully do or cause to be done in and about the Premises.

7.	GST

7.1	GST Definitions

For the purpose of this Clause 7 expressions set out in italics this clause bear the same meaning as those expressions in the GST Act.

“GST” means GST within the meaning of the GST Act.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (as amended).

7.2	Amounts otherwise payable do not include GST.

Except where express provision is made to the contrary, and subject to this clause 7, the consideration payable by any party under this Lease represents the value of any taxable supply for which payment is to be made.

7.3	Liability to Pay GST

Subject to Clause 7.5 if a party makes a taxable supply in connection with this Lease for a consideration which, under Clause 7.2 or Clause 7.5, represents its value then the party liable to pay for the taxable supply must also pay, at the same time and in the same manner as the value is otherwise payable, the amount of any GST payable in respect of the taxable supply.

7.4	Reimbursements

If this Lease requires the Lessee to pay, reimburse, or contribute to an amount paid or payable by the Lessor in respect of an acquisition from a third party for which the Lessor is entitled to claim an input tax credit, the amount required to be paid, reimbursed, or contributed by the Lessee will be the value of the acquisition by the Lessor plus, if the Lessor’s recovery from the Lessee is a taxable supply, any GST payable under Clause 7.3.

7.5	Tax Invoice

A party’s right to payment under Clause 7.3 is subject to a valid tax invoice being delivered to the party liable to pay for the taxable supply.

8	GUARANTOR’S OBLIGATIONS

8.1	Liability of Guarantor

In consideration of the Lessor entering this Lease at the Guarantor’s request, the Guarantor:

(a)	unconditionally guarantees to the Lessor the punctual performance by the Lessee of the Lessee’s obligations under this Lease;

(b)	must keep the Lessor indemnified against all loss or damage incurred by the Lessor as a result of the Lessee breaching this Lease; and

(c)	must keep the Lessor indemnified against all loss or damage incurred by the Lessor resulting from a trustee in bankruptcy or a liquidator of the Lessee disclaiming this Lease or from this Lease being unenforceable against the Lessee for some other reason.

8.2	Liability of Guarantor not affected

The Guarantor is liable, even if:

(a)	one or more of the Guarantors dies;

(b)	the Lessor gives any extension of time or any other indulgence to the Lessee or any Guarantor;

(c)	this Lease is varied, assigned (but where the Act applies only insofar as permitted by the Act) or extended;

(d)	this Lease is not or cannot be registered at the Land Titles Office;

(e)	the Lessee grants a sub-lease, a licence or any other right to occupation;

(f)	the Premises is sold; or

(g)	the Lessor releases the Lessee or any Guarantor.

8.3	Bankruptcy or liquidation of the Lessee

The Guarantor agrees that:

(a)	The Lessor may retain all money received including dividends from the Lessee’s bankrupt estate, and need allow the Guarantor a reduction in its liability under this guarantee only to the extent of the amount received;

(b)	the Guarantor must not seek to recover money from the Lessee to reimburse the Guarantor for payments made to the Lessor until the Lessor has been paid in full;

(c)	the Guarantor must not prove in the bankruptcy or winding up of the Lessee for any amount which the Lessor has demanded from the Guarantor; and

(d)	the Guarantor must pay the Lessor all money which the Lessor refunds to the Lessee’s liquidator or trustee in bankruptcy as preferential payments received from the Lessee.

9.	Option and First Right of Refusal to Purchase

At any time prior to 1 April 2007 (unless varied under clause 15)), the Lessee may notify the Lessor in writing that it intends to exercise its right to purchase the Premises for the set sum of $6,000,000 (six million dollars) plus GST. Terms will be based upon a standard 10% deposit with balance of 90% to be paid in 60 days.

Should the Lessee not exercise the right to purchase the Premises prior to 1 April 2007 (unless varied under Clause 15), at any time thereafter during the term of the Lease, if the Lessor wishes to sell the Premises, the Lessee must be given 3 business days written notice that the Premises is to be marketed for sale, prior to the commencement of the sale process.

During this 3 business day period, the Lessor and Lessee agree to negotiate the sale of the Premises to the Lessee. Should no agreement for the purchase be reached, the Lessee has no further guaranteed right to purchase the Premises and the Lessor may commence the sale process.

10.	Lessor’s Works

(a)	The Lessor agrees to pay for the recarpeting of the office areas to a maximum value of $50 per square metre (being $70,000) for the 1,400 square metre office component.

(b)	The Lessee will arrange the works, using the Lessor’s selected carpet provider.

(c)	Should the Lessee spend more than the allowance, it will be at their own cost. Should the Lessee spend less than the allowance, the saving will be kept by the Lessor.

(d)	The Lessee shall not be required to lift existing partitions that may remain for laying the replacement carpet.

(e)	The Lessor agrees to assist in any process undertaken by the Lessee, such as submission of Planning Permits for building alterations to council, in a timely and cost efficient manner. Any reasonable costs of the Lessor relating to the permissions will be refunded by the Lessee.

11.	Car Parking

All spaces at the premises as at the Access Date are to remain with the tenancy throughout occupation at no cost to the Lessee.

12.	Consent

In all instances when granting consent under the lease the Lessor must not unreasonably withhold or delay its consent.

13.	Redecoration

For the avoidance of doubt, no ‘re-decoration’ (inclusive of repainting, recarpeting and refinishing) during the lease is to be undertaken by the Lessee beyond proper and reasonable maintenance.

14.	Rent Free Period

From the Commencement Date to 31 March 2007 (subject to review under clause 15.2), no rent shall be payable by the Lessee. However for the avoidance of doubt, Outgoings will be payable from the Commencement Date.

15.	ACCESS TO PREMISES

15.1	Access to Premises

The Lessee shall receives keys and be granted full access to the Premises on the Commencement Date.

15.2	Extension of Dates by delays in the Access Date

The Commencement Date in item 5 of the Schedule, the dates shown in clause 9 and the date shown in clause 14 (Rent Free Period) shall be extended if there is a delay in providing access to the Premises by the Lessor to the Lessee by 1 November 2006 by the same number of days as the length of the delay.

SCHEDULE

1.	PREMISES:	1 Corporate Avenue, Rowville, Vic 3178 (excluding area leased for the telecommunications aerial)

2.	BUILDING:	1 Corporate Avenue, Rowville, Vic 3178

3.	LAND:	Certificate of Title Volume 10225 Folio 341

4.	TERM:	Seven (7) years and five (5) months

5.	COMMENCEMENT DATE:	1 November 2006 (as amended in accordance with Clause 15.2)

6.	RENTAL:	$460,000 plus GST per annum

7.	PAYABLE:	Calendar monthly in advance.

8.	RENT REVIEW:	The rental shall be reviewed at the times and in the manner set out in Appendix A.

9.	PERMITTED USE:	Office, warehouse, manufacturing and laboratory

10.	FURTHER TERM:	Two (2) further terms of five (5) years each

11.	CHATTELS:	All fixtures and fittings in the Premises owned by the Landlord

12.	BANK GUARANTEE:	$250,000

13.	LAST DAY FOR EXERCISE OF OPTION:	1 January 2014

14.	GUARANTOR:	Nil

APPENDIX A

1	CPI RENTAL REVIEW

The rental will be increased annually on each anniversary of the Commencement Date and each anniversary of commencement of any further term by 3.5%. Rental for the first year of any renewed term shall be reviewed to market in accordance with clause 2 below.

2	MARKET RENTAL REVIEW

2.1	The rental for the first year of any further term shall be reviewed to market in accordance with this clause.

2.2	The Lessor or lessee may initiate a review of the rental to market by giving the other party a written notice stating the current market rent which it proposes should apply from a Market Review Date.

2.3	All reviews of rental to market shall be initiated no earlier than 3 and no later than 6 months from a Market Review Date.

2.4	If the party receiving the notice does not object in writing to the proposed rent within 28 days, it becomes the rental from the Market Review Date.

2.5	If a party receiving the notice serves an objection to the proposed rent within 28 days and the parties do not agree on the rental within 28 days after the objection is served, or the parties must appoint a Valuer to determine the current market rent.

2.6	If the parties do not agree within 28 days after the objection is served, on the name of the Valuer, the Valuer must be nominated by the senior office-bearer of the Australian Property Institute — Victorian Division, at the request of either party.

2.7	In determining the current market rent for the Premises the Valuer must — use best valuation practice and consider all factors the valuer considers relevant but must:

(a)	Disregard;

1)	The value of the Lessees Works

2)	The incentive provided in the Lease;

3)	Lessee goodwill; and

4)	Any signage or naming rights granted under the Lease.

(b)	Have regard to;

1)	Written submissions from the parties;

2)	The provisions of the Lease including the whole Lease term (the Initial Term plus any further options);

3)	The assumption that the premises are vacant and available for lease; and

4)	The total amount of space the Lessee occupies in the building (having regard to telecommunication aerials for example).

(c)	Assume;

1)	The Lessee has a full make good clause.

The cost of any determination procedure will be borne equally by the parties.

2.8	The Valuer must determine a current market rent not more than 10% higher and not less than 10% lower than the rental immediately before the review.

2.9	Clause 2.8 does not apply if the Act applies.

2.10	The Valuer must make the determination of the current market rent and inform the parties in writing of the amount of the determination and the reasons for it as soon as possible after the end of the 21 days allowed for submissions by the parties.

2.11	If -

(a)	no determination has been made within 45 days of the parties

(i)	appointing the Valuer, or

(ii)	being informed of the Valuer’s appointment, or

(b)	the Valuer resigns, dies or becomes unable to complete the valuation, then the parties may immediately appoint a replacement Valuer in accordance with Clause 2.6

2.12	The Valuer’s determination binds both parties.

2.13	The Lessor and Lessee must bear equally the Valuer’s fee for making the determination. If either pays more than half the fee, the difference may be recovered from the other.

2.14	Until the determination is made by the Valuer, the Lessee must continue to pay the same Rent as before the Market Review Date. Within 7 days of being informed of the Valuer’s determination, the parties must make any necessary adjustments.

2.15	In this Clause 2 a “Market Review Date” means the commencement of any further term of the Lease namely 1 April 2014 and 1 April 2019

EXECUTED by the parties:

THE COMMON SEAL of HEYRAM PROPERTIES.		)
PTY. LTD was hereunto affixed in accordance with its		)
constitution in the presence of:		)

/s/ Bruce Heymanson	Director		/s/ Andrew Ramsden ;		Director

Bruce Heymanson	(Print name)		Andrew Ramsden		(Print name)

THE COMMON SEAL of UNIVERSAL BIOSENSORS		)
PTY LTD was hereunto affixed in accordance with its		)
constitution in the presence of:		)

/s/ Mark Morrisson	Director		/s/ Andrew Denver	;	Director

Mark Morrisson	(Print name)		Andrew Denver	;	(Print name)